Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 30thth day of  September 2015, by and between Majesco Entertainment Company, a Delaware corporation headquartered at 404I-T Hadley Road, S. Plainfield, New Jersey 07080 (“Company”) and Barry Honig, an individual (“Executive”).  As used herein, the “Effective Date” of this Agreement shall mean September 20, 2015.

W I T N E S S E T H:

WHEREAS, the Executive desires to be employed by the Company as its Chief Executive Officer and the Company wishes to employ the Executive in such capacity.

NOW, THEREFORE, in consideration of the foregoing and their respective covenants and agreements contained in this document, the Company and the Executive hereby agree as follows:

1.           Employment and Duties.  The Company agrees to employ and the Executive agrees to serve as the Company’s Chief Executive Officer.  The duties and responsibilities of the Executive shall include the duties and responsibilities as the Company’s Board of Directors (“Board”) may from time to time assign to the Executive.

The Executive shall devote such time as Executive, in his sole discretion, determines to be necessary or appropriate to the business and affairs of the Company and its subsidiaries.  Nothing in this Section 1 shall prohibit the Executive from:  (A) serving as a director or member of any other board, committee thereof of any other entity or organization, or as an officer, employee or manager thereof; (B) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise; (C) serving as a director or trustee of any governmental, charitable or educational organization; (D) engaging in additional activities in connection with personal investments and community affairs, including, without limitation, professional or charitable or similar organization committees, boards, memberships or similar associations or affiliations or (E) performing advisory activities.

2.           Term.  The term of this Agreement shall commence on the Effective Date and shall continue for a period of two (2) years following the Effective Date and shall be automatically renewed for successive one (1) year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least three (3) months prior to the expiration of the initial term or any renewal term of this Agreement.  “Employment Period” shall mean the initial two (2) year term plus renewals, if any.

3.           Place of Employment.  The Executive’s services shall be performed at such location or locations as Executive shall determine, in his sole discretion.

4.           Base Salary.  The Company agrees to pay the Executive a base salary (“Base Salary”) of $120,000 per annum ($10,000 per month).  Annual adjustments after the first year of the Employment Period shall be determined by the Board. The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices.

5.           Bonuses.

(a)           Annual Bonus.  The Executive shall be eligible to receive an annual bonus the (“Annual Bonus”) as determined by the Compensation Committee or the Board of Directors of the Company (the “Compensation Committee”). The Annual Bonus shall be paid by the Company to the Executive promptly after determination that the relevant targets, if any, have been met, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Company’s annual audit and public announcement of such results and shall be paid promptly following the Company’s announcement of earnings. In the event that the Compensation Committee is unable to act or if there shall be no such Compensation Committee, then all references herein to the Compensation Committee (except in the proviso to this sentence) shall be deemed to be references to the Board. Upon his termination from employment, the Executive shall be entitled to receive a pro-rata portion of the Annual Bonus calculated based upon his final day of employment, regardless of whether he is employed by the Company through the conclusion of the fiscal quarter or year, as the case may be, on which the Annual Bonus is based.

(b)           Equity Awards.  The Executive shall be eligible for such grants of awards under a Company incentive plan (or any successor or replacement plan adopted by the Board and approved by the stockholders of the Company) (the “Plan”) as set forth on Schedule A or as the Compensation Committee or Board may from time to time determine (the “Share Awards”).  Share Awards shall be subject to the applicable Plan terms and conditions, provided, however, that Share Awards shall be subject to any additional terms and conditions as are provided herein or in any award certificate(s), which shall supersede any conflicting provisions governing Share Awards provided under the Plan.

6.            Severance Compensation. Upon termination of employment for any reason, the Executive shall be entitled to:  (A) all Base Salary earned through the date of termination to be paid according to Section 4; (B) any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date to be paid according to Section 8; (C) any accrued but unused vacation time through the termination date in accordance with Company policy; and (D) any Annual Bonuses earned through the date of termination to be paid according to Section 5(a); and (E) all Share Awards earned and vested prior to termination.

Additionally, if the Executive’s employment is terminated prior to expiration of the Employment Period (including due to his death or Disability, as defined in Section 12(b)) unless the Executive’s employment is terminated for Cause (as defined in Section 12(c)) or the Executive terminates his employment without Good Reason (as defined in Section 12(d) and other than for a Change in Control as provided in Section 12(d) and Section 12(f)), the Executive shall be entitled to receive a cash amount equal to one hundred percent (100%) of the sum of the Executive’s Base Salary, Annual Bonus and Share Awards earned during the year immediately preceding the date of termination (herein the “Separation Payment”), or the amount payable (including Executive’s Base Salary, Annual Bonus and Share Awards) for the remainder of the Employment Period then in effect, if greater; provided, that the Executive executes an agreement releasing Company and its affiliates from any liability associated with this Agreement and such release is irrevocable at the time the Separation Payment is first payable under this Section 6 and the Executive complies with his other obligations under Sections 13 and 14 of this Agreement.  Subject to the terms hereof, one-half (1/2) of the Separation Payment shall be paid within thirty (30) days of the Executive’s termination of employment (“Initial Payment”), provided that the Executive has executed a release; and the balance of the Separation Payment shall be paid in substantially equal installments on the Company’s regular payroll dates beginning with the first payroll date coincident with or immediately following the Initial Payment and ending with the last payroll date that occurs in the third calendar year beginning after the Executive’s termination of employment.

The Executive may continue coverage with respect to the Company’s group health plans as permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for himself and each of his “Qualified Beneficiaries” as defined by COBRA (“COBRA Coverage”).  The Company shall reimburse the amount of any COBRA premium paid for COBRA Coverage timely elected by and for the Executive and any Qualified Beneficiary of the Executive, and not otherwise reimbursed, during the period that ends on the earliest of (x) the date the Executive or the Qualified Beneficiary, as the case may be, ceases to be eligible for COBRA Coverage, (y) the last day of the consecutive eighteen (18) month period following the date of the Executive’s termination of employment and (z) the date the Executive or the Qualified Beneficiary, as the case may be, is covered by another group health plan.  To reimburse any COBRA premium payment under this paragraph, the Company must receive documentation of the COBRA premium payment within ninety (90) days of its payment.

6.           Clawback Rights.  The Annual Bonus, and any and all stock based compensation (such as options and equity awards) (collectively, the “Clawback Benefits”) shall be subject to “Clawback Rights” as follows:  during the period that the Executive is employed by the Company and  upon the termination of the Executive’s employment and for a period of three (3) years thereafter, if there is a restatement of any financial results from which any Clawback Benefits to the Executive shall have been determined, the Executive agrees to repay any amounts which were determined by reference to any Company financial results which were later restated (as defined below), to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company’s financial information.  All Clawback Benefits amounts resulting from such restated financial results shall be retroactively adjusted by the Compensation Committee to take into account the restated results, and any excess portion of the Clawback Benefits resulting from such restated results shall be immediately surrendered to the Company and if not so surrendered within ninety (90) days of the revised calculation being provided to the Executive by the Compensation Committee following a publicly announced restatement, the Company shall have the right to take any and all action to effectuate such adjustment.  The calculation of the revised Clawback Benefits amount shall be determined by the Compensation Committee in good faith and in accordance with applicable law, rules and regulations.  All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the Company and the Executive.  The Clawback Rights shall terminate following a Change of Control as defined in Section 12(f), subject to applicable law, rules and regulations.  For purposes of this Section 7, a restatement of financial results that requires a repayment of a portion of the Clawback Benefits amounts shall mean a restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared (“Restatements”).  The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and require recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd-Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect.  Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd-Frank Act and such rules and regulations as hereafter may be adopted and in effect.

7.           Expenses.  The Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by the Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that the Executive shall properly account for such expenses in accordance with Company policies and procedures.

8.           Other Benefits.  During the term of this Agreement, the Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s managerial or salaried executive employees and/or its senior executive officers.

The Company shall pay one hundred percent (100%) of the cost for any group medical, vision and/or dental coverage elected by and for the Executive and fifty percent (50%) of the additional incremental cost for any group medical, vision and/or dental coverage elected by the Executive for the Executive’s family.

The Executive shall be entitled to air travel, including travel by business class, as is reasonable and necessary for the performance of his duties and responsibilities, in accordance with the Company’s policies as approved by the Board.

9.           Vacation.  During the term of this Agreement, the Executive shall be entitled to accrue, on a pro rata basis, thirty (30) paid vacation days per year.  Vacation shall be taken at such times as are mutually convenient to the Executive and the Company and no more than fifteen (15) consecutive days shall be taken at any one time without Company approval in advance.

10.           Intentionally Omitted.

11.           Termination of Employment.

(a)            Death.  If the Executive dies during the Employment Period, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company’s obligations to the Executive’s estate and to the Executive’s Qualified Beneficiaries shall be those set forth in Section 6 regarding severance compensation.

(b)            Disability.  In the event that, during the term of this Agreement the Executive shall be prevented from performing his essential functions hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and the Executive’s employment with the Company shall automatically terminate.  The Company’s obligation to the Executive under such circumstances shall be those set forth in Section 6 regarding severance compensation.  For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his essential functions hereunder for an aggregate of ninety (90) days or longer during any twelve (12) consecutive months.  The determination of the Executive’s Disability shall be made by an independent physician who is reasonably acceptable to the Company and the Executive (or his representative), be final and binding on the parties hereto and be made taking into account such competent medical evidence as shall be presented to such independent physician by the Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by the Executive and/or the Company to advise such independent physician.

(c)           Cause.

(1)           At any time during the Employment Period, the Company may terminate this Agreement and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (a) the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from the Executive’s death or Disability) after a written demand by the Board for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days following his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to, a felony, or (c) fraud, dishonesty or gross misconduct which is materially and demonstratively injurious to the Company. Termination under clauses (b) or (c) of this Section 12(c)(1) shall not be subject to cure.

(2)           For purposes of this Section 12(c), no act, or failure to act, on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company.  Between the time the Executive receives written demand regarding substantial performance, as set forth in subparagraph (1) above, and prior to an actual termination for Cause, the Executive will be entitled to appear (with counsel) before the full Board to present information regarding his views on the Cause event.  After such hearing, termination for Cause must be approved by a majority vote of the full Board (other than the Executive).  After providing the written demand regarding substantial performance, the Board may suspend the Executive with full pay and benefits until a final determination by the full Board has been made.

(3)           Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any Base Salary earned through the date of termination to be paid according to Section 4; any unpaid Annual Bonus to be paid according to Section 5; reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date to be paid according to Section 8; and any accrued but unused vacation time through the termination date in accordance with Company policy.  The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d)           For Good Reason or a Change of Control or Without Cause.

(1)           At any time during the term of this Agreement and subject to the conditions set forth in Section 12(d)(2) below the Executive may terminate this Agreement and the Executive’s employment with the Company for “Good Reason” or for a “Change of Control” (as defined in Section 12(f)).  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (A) the assignment to the Executive of duties that are significantly different from, and/or that result in a substantial diminution of, the duties that he assumed on the Effective Date (including reporting to anyone other than solely and directly to the Board); (B) the assignment to the Executive of a title that is different from and subordinate to the title Chief Executive Officer of the Company, provided, however, for the absence of doubt following a Change of Control, should the Executive be required to serve in a diminished capacity in a division or unit of another entity (including the acquiring entity), such event shall constitute Good Reason regardless of the title of the Executive in such acquiring company, division or unit; or (C) material breach by the Company of this Agreement.

(2)           The Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company within ninety (90) days of the date upon which the facts giving rise to Good Reason occurred of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from the Executive of such written notice.  In the event the Executive elects to terminate this Agreement for Good Reason in accordance with Section 12(d)(1), such election must be made within the twenty-four (24) months following the initial existence of one or more of the conditions constituting Good Reason as provided in Section 12(d)(1).  In the event the Executive elects to terminate this Agreement for a Change in Control in accordance with Section 12(d)(1), such election must be made within one hundred eighty (180) days of the occurrence of the Change of Control.

(3)           In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason or for a Change of Control or the Company terminates this Agreement and the Executive’s employment with the Company without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors) the severance compensation set forth in Section 6 above.  The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

 (4)           The Executive shall not be required to mitigate the amount of any payment provided for in this Section 12(d) by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 12(d) be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by the Executive from any other source at any time before and after the termination date. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against the Executive for any reason.

(e)           Without “Good Reason” by the Executive.  At any time during the term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Good Reason and other than for a Change of Control by providing prior written notice of at least thirty (30) days to the Company.  Upon termination by the Executive of this Agreement or the Executive’s employment with the Company without Good Reason and other than for a Change of Control, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any Base Salary earned through the date of termination to be paid according to Section 4; any unpaid Annual Bonus to be paid according to Section 5; reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date to be paid according to Section 8; and any accrued but unused vacation time through the termination date in accordance with Company policy.  The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(f)            Change of Control.  For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of more than fifty percent (50%) or more of the shares of the outstanding Common Stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the twelve (12) month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: any acquisition of Common Stock or securities convertible into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

(g)            Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, provided, however, failure to provide timely notification shall not affect the employment status of the Executive.

12.           Confidential Information.

(a)           Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive.  The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence.  In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 14 shall survive the termination of the Executive’s employment hereunder.

(b)           The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

(c)           In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

13.           Intentionally Omitted.

14.           Section 409A.

The provisions of this Agreement are intended to comply with or are exempt from Section 409A of the Code (“Section 409A”) and the related Treasury Regulations and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions necessary, appropriate or desirable to avoid imposition of any additional tax under Section 409A or income recognition prior to actual payment to the Executive under this Agreement.

It is intended that any expense reimbursement made under this Agreement shall be exempt from Section 409A.  Notwithstanding the foregoing, if any expense reimbursement made under this Agreement shall be determined to be “deferred compensation” subject to Section 409A (“Deferred Compensation”), then (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year (provided that this clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect) and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred.

With respect to the time of payments of any amount under this Agreement that is Deferred Compensation, references in the Agreement to “termination of employment” and substantially similar phrases, including a termination of employment due to the Executive’s Disability, shall mean “Separation from Service” from the Company within the meaning of Section 409A (determined after applying the presumptions set forth in Treasury Regulation Section 1.409A-1(h)(1)).  Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii).  Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule.  Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s termination, then only that portion of the severance and benefits payable to the Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered Deferred Compensation (together, the “Deferred Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following the Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit.  Any portion of the Deferred Separation Benefits in excess of the Section 409A Limit otherwise due to the Executive on or within the six (6) month period following the Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of the Executive’s termination of employment.  All subsequent Deferred Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following termination but prior to the six (6) month anniversary of the Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Agreement, “Section 409A Limit” shall mean a sum equal to (x) the amounts payable within the terms of the “short-term deferral” rule under Treasury Regulation Section 1.409A-1(b)(4) plus (y) the amount payable as “separation pay due to involuntary separation from service” under Treasury Regulation Section 1.409A-1(b)(9)(iii) equal to the lesser of two (2) times: (i) the Executive’s annualized compensation from the Company based upon his annual rate of pay during the Executive’s taxable year preceding his taxable year when his employment terminated, as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); and (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment is terminated.

15.           Miscellaneous.

 (a)           Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(b)           During the term of this Agreement, the Company (i) shall indemnify and hold harmless the Executive and his heirs and representatives to the maximum extent provided by the laws of the State of Delaware and by Company’s bylaws and (ii) shall cover the Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.

(c)           This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d)           This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e)           The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)           All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g., Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof.  Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(g)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York for any disputes arising out of this Agreement, or the Executive’s employment with the Company.  The prevailing party in any dispute arising out of this Agreement shall be entitled to his or its reasonable attorney’s fees and costs.

(h)           This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(i)           The Executive represents and warrants to the Company, that he has the full  power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which the Executive is a party.

(j)           The Company represents and warrants to the Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

[Signature page follows immediately]

IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

MAJESCO ENTERTAINMENT COMPANY By: Name: _____________________________ Title: _____________________________ Date Signed: ________________________
___________________________________ Executive Date Signed: _________________________

Schedule A

Restricted Stock Award:

400,000 restricted shares shall be issued under the Plan on the Effective Date. 1/24th (or 16,667) shares shall vest each month commencing on the Effective Date unless accelerated (i) by the Board or Compensation Committee or (ii) upon the occurrence of a “Qualified Transaction”.  The restricted shares may not be sold, pledged or otherwise transferred until the Restricted Stock becomes vested as set forth above other than in connection with tax or estate planning for the Consultant or its members.  Until so vested, the Executive shall have all of the rights of a stockholder with respect to the restricted shares except for the right to sell, pledge or otherwise transfer as set forth above.

For purposes hereof, a “Qualified Transaction” shall mean one or more acquisitions by the Company of any business, assets, stock, licenses, interests or properties (including, without limitation, intellectual property rights) approved by the stockholders of the Company or any acquisition involving assets, shares of capital stock, any purchase, merger, consolidation, recapitalization, or reorganization or involving any licensing, royalties, sharing arrangement or otherwise, which value of such Qualified Transaction is in excess of $25,000,000 for the Company’s interest therein.  For purposes hereof, the value of a Qualified Transaction shall take into account all cash, stock, present value of all royalties, settlement amounts, future payments, license fees received or owed, and all other consideration associated with such acquisition of any kind whatsoever.